                                                                     EXHIBIT 4.3




                           REVOLVING CREDIT AGREEMENT



This Revolving Credit (the "Credit Agreement"), dated as of August 5, 2001 is entered into by and between Richard D. Propper, MD ("the Lender") and Parentech, Inc., a Delaware corporation ("Borrower").
WHEREAS, Borrower desires to obtain financing from Lender; and WHEREAS, Borrower has requested that Lender enter into this Credit Agreement under which Borrower may, from time to time, subject to Lender's approval in each case, borrow amounts from Lender, up to an aggregate of $1,000,000;
NOW THEREFORE, in consideration of the agreements and the mutual covenants contained herein, the parties to this Credit Agreement agree as follows:

Credit Facility

         Revolving Loan Commitment. Subject to the terms and conditions of this Credit Agreement, Lender agrees to make loans to Borrower on a revolving basis from time to time on or before June 30, 2002, provided that Lender shall have no obligation to make loans in excess of $100,000 (net of repayments) in any one calendar month and $1,000,000 (net of repayments) in the aggregate; and further provided, that all unpaid principal and accrued interest on such loans are due and payable on or before the earlier of June 30, 2002 or the receipt by Parentech, Inc. of $1,000,000 or more in debt or equity financing prior to deduction for commissions and expenses of such financing (the "Commitment").

         Revolving Credit Note. All loans made pursuant to this Credit Agreement are herein referred to as "Revolving Loans." All Revolving Loans shall be evidenced by a promissory note (herein referred to as a "Revolving Credit Note," which, together with the Credit Agreement are referred to herein as the "Credit Documents") in the form set forth in Exhibit A, bearing interest (including default interest) and maturity as provided in Exhibit A. The date and amount of each Revolving Loan made by Lender and each repayment of principal thereon received by Lender shall be recorded by Lender on the schedule attached to the Revolving Credit Note or a continuation thereof or otherwise recorded by Lender in its internal record and accounts; provided, however, that the failure of Lender to make a notation or entry, or any error in such notation or entry, shall not limit or otherwise affect the obligation of the Borrower hereunder or under the Revolving Credit Note to repay the principal amount of the Revolving Loans together with all interest accrued thereon.

         Prepayment Rights and Obligations. Borrower may from time to time prepay the principal amount of any Revolving Credit Loan in whole or part without premium or penalty. Any such prepayment shall include accrued interest thereon through the date of such prepayment and shall be applied as set forth in the Revolving Credit Note.

         Interest. So long as no Event of Default is continuing, Borrower shall pay interest on the outstanding principal amount of the Revolving Loans as provided in the Revolving Credit Note.

         Termination of Commitment. Notwithstanding anything to the contrary contained in this Credit Agreement, Lender shall have no obligation to fund any Revolving Loan, and Lender's Commitment shall terminate upon no less than ten (10) days prior written notice to Borrower. Following any such termination or Lender's Commitment hereunder, Borrower shall remain obligated to keep and observe all of its covenants and obligations under this Credit Agreement and the Revolving Credit Note until such time as all Revolving Loans (including accrued and unpaid interest thereon) are repaid as otherwise required hereby.

         Additional Loans. In connection with any negotiation that may occur regarding Lender (i) making any loan or commitment to or on behalf of Borrower in excess of the Commitment, (ii) making any loan or commitment to or on behalf of Borrower following the termination of Lender's Commitment to make Revolving Loans pursuant to Section 2.6 hereof, or (iii) Lender otherwise incurring or entering into any agreement to incur any obligation, commitment, guarantee or other responsibility with respect to the lending of money to or on behalf of Borrower, the financing of any Borrower's operations or the payment or satisfaction of any debt or other obligation of any Borrower, Borrower and Lender shall also negotiate in good faith the form and terms of additional consideration that Borrower shall offer to Lender in order to induce Lender to make or undertake such additional loans, commitments or other obligations. Any such consideration shall be in addition to such interest, default interest, and other customary terms and conditions applicable to any such additional loans, commitments or other obligations. Borrower and Lender agree that such consideration may include, by way of example and without limitation, such items as (i) the issuance of equity of Borrower or securities convertible into or exchangeable for equity of Borrower, which equity may have terms preferential to the terms of Borrower's then existing equity, or (ii) preferential or exclusive rights or terms with respect to the purchase, license, lease or other use of Borrower's assets, products, goods or services. Notwithstanding the foregoing, Lender does not event have any obligation to provide such additional financing or to undertake any such additional commitment or obligation, and Lender may accept or reject the terms thereof or terminate the negotiation thereof at any time in its sole and absolute discretion.

         Federal Income Tax Withholding. All interest due and payable under this Credit Agreement shall be subject to applicable U.S. federal income tax withholding requirements, unless Lender delivers to Borrower an IRS Form W-8 BEN evidencing exemption from such withholding requirements, or other proof of exemption from withholding in form and substance reasonably satisfactory to Borrower.


Representations and Warranties

In order to induce Lender to enter into this Credit Agreement and to make the Revolving Loans, Borrower hereby represents and warrants to Lender as of the date hereof and as of any Drawdown Date as follows: Borrower is duly organized, validly existing, and in good standing under the laws of the State of Delaware; Borrower has the power and authority to make, execute, deliver and perform each of the Revolving Credit Note and this Credit Agreement; The Credit Agreement has been duly executed and delivered by Borrower and constitutes a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms.

Affirmative and Negative Covenants.

         Borrower agrees that until the termination of the Commitment and the payment and satisfaction in full of all the Revolving Loans, Borrower will comply with its obligations as set forth throughout this Credit Agreement and will cooperate with Lender, take such action, execute such documents, and provide such information as Lender may from time to time request in order further to effect the transactions contemplated by and the purposes of the Credit Documents.

Conditions

The obligation of Lender to make any loans under this Credit Agreement is subject to the satisfaction, or waiver by Lender, of the following conditions precedent:
         Note. Lender shall have received the Revolving Credit Note, conformed to the requirements hereof, and duly executed and delivered to Lender.

         Representations and Warranties. Each of the representations and warranties made by Borrower herein shall be true and correct in all respects as of the date made or deemed made.

         Covenants. Each covenant to be complied with or performed by Borrower pursuant to the terms hereof shall have been complied with or performed in all material respects as of the date of this Credit Agreement.

Events of Default; Remedies

         Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default," and collectively as "Events of Default":


Borrower fails to pay when due any of the Obligations or fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or the Revolving Credit Note and such failure to pay or perform is not cured (i) with respect to any failure to pay any of the Obligations, within three (3) Business Days after such failure, and (ii) with respect to any failure of performance (other than one of payment) within twenty (20) business days following the earlier to occur of (i) receipt of notice from Lender of such failure to perform or (ii) Borrower having actual knowledge of such failure to perform; any representation, warranty or statement of fact made by Borrower to Lender in this Agreement, or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect; the Borrower dissolves or suspends or discontinues doing business; the Borrower makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors; a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against either Borrower or all or any part of its properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or either Borrower shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner; or a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by either Borrower or for all or any part of its respective property.

         Remedies.

At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, the Uniform Commercial Code and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, the Uniform Commercial Code or other applicable law, are cumulative, not exclusive and enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower of this Agreement.
Without limiting the foregoing, upon the occurrence of an Event of Default or an event which with notice or passage of time or both would constitute an Event of Default, Lender may, at its option, without notice, (i) cease making Loans to Borrower and/or (ii) terminate any provision of this Credit Agreement providing for any future Loans to be made by Lender to Borrower.

         Other Remedies. If any Event of Default shall be continuing, Lender may enforce its rights by suit in equity, by action at law, or by any other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Credit Agreement or in aid of the exercise of any power granted in this Credit Agreement and may enforce the payment of the Revolving Credit Note and any of its other legal or equitable rights.

         Conduct No Waiver, Enforcement Costs. No course of dealing on the part of Lender, nor any delay or failure on the part of Lender to exercise any of its rights, shall operate as a waiver of such right or otherwise prejudice any Lender's rights, powers and remedies.

         Remedies Cumulative. No right or remedy conferred upon or reserved to Lender under this Credit Agreement is intended to be exclusive of any other rights or remedy, and every right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing under applicable law. Every right and remedy given by this Credit Agreement or by applicable law to Lender may be exercised from time to time and as often as may be deemed expedient by any Lender, as the case may be.

Assignment

Borrower may not assign its rights or obligations under this Credit Agreement to any person or entity without the express written consent of Lender. Lender may assign its rights and obligations under this Credit Agreement to any person or entity. This Credit Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and permitted assigns.

Miscellaneous

Borrower agrees to indemnify and hold harmless Lender against all claims, liabilities, demands, obligations and losses of every kind arising out of or with respect to the Credit Documents.
This Credit Agreement may not be amended or waived except by a written instrument signed by Borrower and Lender, and any such amendment or waiver shall be effective only for the specific purpose given.
The provisions of this Credit Agreement are severable and if any one provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, such invalidity or unenforceability shall affect only such provision in such jurisdiction.
This Credit Agreement, together with all Exhibits hereto and agreements referred to herein, expresses the entire understanding of the parties with respect to the transactions contemplated hereby.
This Credit Agreement and any amendment hereby may be executed in several counterparts, each of which shall be an original, and all of which shall constitute one agreement. In proving this Credit Agreement, it shall not be necessary to produce more than one such counterpart executed by the party to be charged.
This Credit Agreement and the Revolving Credit Note shall be governed and construed in accordance with the laws of the State of California without regard to conflict of law principles. Borrower agree that any suit for the enforcement of any of the Credit Agreement or the Revolving Credit Note may be brought in the courts of the State of California, County of San Diego or any federal court sitting therein. Borrower, as an inducement to Lender to enter into this Credit Agreement, hereby waives its right to a jury trial with respect to any action arising in connection with any Credit Document.
No delay on the part of Lender or the holder of the Revolving Credit Note in the exercise of any right, power, or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right, power, or remedy preclude other or further exercise thereof, or the exercise of any other right, power, or remedy.
At the request of Lender at any time and from time to time, Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Credit Documents.
         (i) All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission (provided that a confirmation copy is sent by another approved means) to the telecopier number specified below:
                  (i) If to Lender:


                           2890 Moonridge Drive
                           La Jolla, CA  92037

                           Attention:       Richard D. Propper, MD
                           Telephone:       858 453-7702



                  (ii) If to Borrower:


                           777 South Highway 101, Suite 215
                           Solana Beach, CA  92075

                           Attention:       Scott D. Landow, President
                           Telephone:       858 847-9000
                           Facsimile:       858 847-9090

                  IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                                                 LENDER
                                                 RICHARD D. PROPPER, MD


                                                 ------------------------------



                                                 BORROWER
                                                 PARENTECH, INC.


                                                 ------------------------------
                                                 By:  Scott D. Landow
                                                 Its:   President

                                    EXHIBIT A
                              REVOLVING CREDIT NOTE



U.S. $                                                          Dated:




         FOR VALUE RECEIVED, the undersigned, PARENTECH, INC., a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of Richard D. Propper, MD, a resident of the State of California (the "Lender") the principal amount of Dollars (U.S.$) on the Maturity Date (as defined below). In addition, the Borrower hereby promises to pay to the Lender interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full at the rate of percent (%) per annum. The full amount of principal plus accrued interest shall be paid in one payment on November 1, 2003 (the "Maturity Date"), unless earlier prepaid at the Borrower's option pursuant to Section 1.1 below.


                                    ARTICLE I

                                TERMS OF PAYMENT

         SECTION 1.1.  Optional Prepayments.

         (a) At its option the Borrower may, from time to time, upon at least one Business Day's notice to the Lender, prepay this Note in full or in part.

         (b) Any prepayment by the Borrower hereunder shall be applied first to the payment of all interest then accrued and the balance, if any, to the reduction of the principal amount of this Note then outstanding.

         SECTION 1.2. Payments and Computations.

         (a) The Borrower shall make all payments hereunder in U.S. dollars to the Lender at the address referred to in Section 3.2.

         (b) All computations of interest shall be made by the Lender on the basis of a year of 365 or 366 days (as the case may be), for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

         (c) Whenever any payment hereunder shall be stated to be due on a day other than a day of the year when banks are not required or authorized to close in New York City (a "Business Day"), such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

         SECTION 1.5. Usury Savings Clause. Notwithstanding anything herein to the contrary, under no circumstances shall the interest contracted for, charged, or received hereunder or pursuant hereto exceed the maximum amount permitted under applicable law. If the interest otherwise payable to the Lender would exceed the maximum amount permitted under applicable law, the interest payable shall be reduced to such maximum amount. If the Lender receives anything deemed interest under applicable law in excess of such maximum amount, an amount equal to such excess shall reduce the principal hereof and not be a payment of interest. If such excess exceeds the unpaid principal balance hereof, the Lender shall refund such excess to the Borrower. When determining whether any amounts contracted for, charged, or received hereunder or pursuant hereto constitute excessive interest under applicable law, to the extent permitted thereby the Borrower and the Lender shall:

          (a) exclude voluntary prepayments and the effects thereof, and

          (b) allocate, amortize, prorate, and spread such amounts throughout the full term hereof so that the interest rate hereunder is uniform throughout such term.


                                   ARTICLE II

                                EVENTS OF DEFAULT


         SECTION 2.1. Events of Default. Upon the occurrence of any of the following specified Events of Default (each an "Event of Default"):

         (a) failure by the Borrower to pay the principal amount of this Note when due; or

         (b) the Borrower shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against it seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors (the "Bankruptcy Code"), or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order of relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower shall take any action to authorize or to consent to any of the actions set forth above in this subsection (b); or

         (c) any judgment or order for the payment of money in excess of $100,000 shall be rendered against the Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, (i) for a period of 15 consecutive days for an event described in paragraph (a) and (ii) for a period of 30 consecutive days for an event described in paragraph (c), the Lender, by notice to the Borrower, may declare the principal of and accrued interest on this Note and all other amounts payable under this Note to be forthwith due and payable, whereupon the same shall become forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any of its subsidiaries under the Bankruptcy Code, this Note, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

                                   ARTICLE III

                                  MISCELLANEOUS


         SECTION 3.1. Amendments, Etc. No amendment or waiver of any provision of this Note, nor consent to any departure by the Borrower herefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         SECTION 3.2. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed or telecopied, if to the Borrower, at its address at 777 South Highway 101, Suite 215, Solana Beach, CA 92075; Facsimile: 858/847-9090 and if to the Lender, at his address at 2890 Moonridge Drive, La Jolla, CA 92037
Attention: Dr. Richard Propper; Facsimile: 858/847-9090 or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when mailed or telefaxed, be effective when deposited in the mails or telefaxed, respectively.

         SECTION 3.3. No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         SECTION 3.4. Costs and Expenses. (a) The Borrower agrees to pay on demand all losses, costs and expenses, if any (including fees and expenses of counsel), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Note and any other instruments and documents delivered in connection herewith or therewith, including, without limitation, fees and expenses of counsel in connection with the enforcement of rights under this Section 3.4(a).

         (b) The Borrower agrees to indemnify and hold harmless the Lender and each of its affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with this Note, whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or an Indemnified Party is otherwise a party thereto, except to the extent such claim, damage, loss, liability or expense results from such Indemnified Party's gross negligence or willful misconduct. The Borrower also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or its direct or indirect security holders or creditors arising out of, related to or in connection with this Note, except to the extent that such liability results from such Indemnified Party's gross negligence or

         SECTION 3.5. Binding Effect. This Note shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

         SECTION 3.6. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York.



         IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as of the date first above written.


                                      Parentech, Inc.



                                      By:____________________________________



                                      Name:__________________________________



                                      Title:_________________________________

                                    EXHIBIT B

                                 FORM OF REQUEST



                              Parentech Letterhead




Date

Richard D. Propper, MD
2890 Moonridge Drive
La Jolla, CA  92037

Re:      Request to Draw Against Revolving Line of Credit

Dear Dr. Propper:

This is a request that you extend additional credit in the amount of $        to
Parentech, Inc. pursuant to the Credit Agreement between you and the Company dated _______, 2001. The current principal balance outstanding under the Credit
Agreement is $. There is also interest accrued of $        . If you were to
extend the credit requested in this request, the total principal balance would
increase to $         . The total amount of credit available is $1,000,000.

Please advise me of your willingness to extend the credit requested hereby at your earliest convenience.


Very truly yours,



Scott D. Landow
President